Exhibit 99d(2)

November 5, 2008

BGH GP Holdings, LLC
c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”), in connection with the tender offer (the “Offer”) by BGH GP Holdings, LLC, a Delaware limited liability company (“Purchaser”), to purchase all of the outstanding common units (“Units”) representing limited partnership interests in Buckeye GP Holdings L.P., a Delaware limited partnership, other than the Units owned by Purchaser and its wholly owned subsidiaries, at a purchase price of $17.00 per Unit.

The undersigned hereby commits to make, or cause to be made, a capital contribution to Purchaser of up to $20 million in exchange for Common Units of Purchaser valued at $10.00 per Common Unit (the “Commitment”).  The undersigned’s obligation to fund the Commitment is subject to the conditions set forth in the Offer to Purchase to Purchaser’s obligation to consummate the Offer having been satisfied or waived; provided that no such condition shall be waived without the written consent of the undersigned.

The funding of the Commitment shall occur simultaneously with the closing of the Offer (the “Closing”), and the funds so contributed shall be used solely for the purpose of funding, and to the extent necessary to fund, the consummation of the Offer, the exercise of the limited call right provided for in Article XV of the Amended and Restated Agreement of Limited Partnership of Purchaser (the “Call”) and related expenses.

The undersigned’s obligation to fund the Commitment shall terminate upon the earliest to occur of (i) termination of the Offer and (ii) the Closing.  Upon any such termination of this letter agreement, any obligations hereunder will terminate and none of the parties hereto shall have any liability whatsoever to any other party.

This letter agreement, and the rights and obligations pursuant to this letter agreement, may not be assigned except with the prior written consent of the other parties hereto.

This letter agreement shall be binding on and solely to the benefit of and enforceable by the undersigned and Purchaser, and nothing set forth in this letter agreement shall be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressees to enforce, the Commitment or any provisions of this letter agreement.

Notwithstanding anything that may be expressed or implied in this letter agreement, the parties hereto, by their acceptance of the benefits of this equity commitment, each covenant, agree and acknowledge that no person other than the parties hereto shall have any obligation hereunder and that, notwithstanding that the undersigned may be a limited partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation; provided, however, that ArcLight Energy Partners Fund IV, L.P. shall be an express third party beneficiary of this letter agreement and shall as a result thereof be entitled to exercise all rights and remedies available at law or equity to specifically enforce this letter agreement.

This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than such courts sitting in the State of New York.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the undersigned or any of its affiliates and any other person with respect to the subject matter hereof.  The terms of this letter agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.  This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc., its General Partner

By:		/s/ James J. Connors, II
	Name:	James J. Connors, II
	Title:	Vice President and General Counsel

Acknowledged and agreed as of
the date first above written:

BGH GP HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: Director